Exhibit (a)(1)(iv)

Countrywide Financial Corporation

Offer to Exchange

Convertible Securities due 2031

and an Exchange Fee
for all outstanding
Liquid Yield OptionTM Notes due 2031
(CUSIP Nos. 222372 AD 6 and 222372 AE 4)

Pursuant to, and subject to the terms and conditions described in, the Prospectus dated August 20, 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 17, 2004, UNLESS EARLIER TERMINATED OR EXTENDED.

August 20, 2004

To Our Clients:

      Countrywide Financial Corporation (“CFC”) is offering to exchange $1,000 principal amount at maturity of Convertible Securities due 2031 (the “New Securities”) and an exchange fee of $2.50 for each $1,000 principal amount at maturity of validly tendered and accepted Liquid Yield OptionTM Notes due 2031 (the “Old Securities”). Terms used but not defined herein that are defined in the Prospectus (as defined below) shall have the same meaning given them in such Prospectus.

      The exchange offer is made on the terms and are subject to the conditions set forth in CFC’s prospectus dated August 20, 2004 (as may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal.

      The enclosed Prospectus is being forwarded to you as the beneficial owner of Old Securities held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Securities held by us for your account. A tender of such Old Securities may be made only by us as the registered holder and only pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender and deliver the Old Securities held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to CFC’s exchange offer with respect to the Old Securities (CUSIP Nos. 222372 AD 6 and 222372 AE 4).

      This will instruct you to tender the specified principal amount at maturity of Old Securities indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Principal Amount at Maturity Held for Account of
Type	Holders(s)*

Liquid Yield OptionTM Notes due 2031

*	Unless otherwise indicated, the entire principal amount at maturity listed in the box entitled “Principal Amount at Maturity Held for Account of Holder(s)” will be tendered.

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